EXHIBIT 10.9(c)

                UNITED STATES BANKRUPTCY COURT
              EASTERN DISTRICT OF NORTH CAROLINA
                       RALEIGH DIVISION

IN RE:                                    CASE NO.:  93-01365-5-ATS

ROSE'S STORES, INC.                       (CHAPTER 11)
             Debtor
(TAX ID #56-0382475)



 ORDER AUTHORIZING COMPENSATION OF VICE PRESIDENTS & TREASURER
    THIS MATTER having been brought before the undersigned
United States Bankruptcy Judge upon the "Motion For Order Authorizing Compensation Of And Assumption Of Termination Agreements With Vice Presidents And Treasurer" ("Motion") filed by Counsel for Rose's Stores, Inc. (the "Debtor"), and following notice to creditors and a hearing, the Court hereby finds as follows:
    1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993. Since that time, the Debtor has been operating as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.
    2. The Debtor operates a chain of 215 discount retail stores known as "Roses" located in 11 southeastern states. The Debtor generates approximately $1.4 billion in revenue per year.
    3. The Debtor is the fifth largest non-public employer in North Carolina. Of the approximately 18,000 individuals employed by the Debtor, 10,000 are located in North Carolina. At its headquarters in Henderson, North Carolina, the Debtor employs over 1,400 associates, making it one of the largest employers in Vance County.


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    4.   The Debtor's operations are directed by an officer
group comprised of only 22 individuals. The Vice Presidents and Treasurer ("Officers") which the Debtor has sought to compensate, their annual base salary, and job descriptions are as follows:
a) Mr. George T. Blackburn, II, Vice-President and Legal Counsel, is paid a base salary of $77,000. Mr. Blackburn joined Rose's as vice president and general counsel in 1991, and was elected secretary of the corporation in February 1993. Before joining Rose's, he was a partner in the law firm of Perry, Kittrell, Blackburn and Blackburn of Henderson, North Carolina, where he served for over 12 years as legal counsel for Rose's. He completed undergraduate studies and received his Juris Doctorate degree from the University of North Carolina at Chapel Hill.

b) Mr. John M. Freise, Zone Vice-President, Store Operations, is paid a base salary of $148,000. Mr. Freise came to Rose's in 1991, bringing with him over 20 years experience in the retail industry. Prior to Rose's, he served as a district manager with Target Stores of Minneapolis, Minnesota. His background also includes serving as vice president and divisional merchandise manager for Macy's Department Stores in their midwest division, and as a buyer with Donaldson Department Stores of Minneapolis. Mr. Freise holds a bachelor of science degree in business from Southern Illinois University at Carbondale. His current responsibilities include directing store operation functions for Zone 1, which encompasses the northern tier of Rose's stores.

c) Ms. M. Jane Hill, Vice-President, Merchandise Planning and Control, is paid a base salary of $97,275. Ms. Hill has been with Rose's since 1984. Joining the company as a buyer in ladies sportswear and seasonal apparel, she later held positions as project manager in merchandise administration and replenishment systems; senior project manager in merchandise, accounting and replenishment systems; and senior manager in merchandise presentation. Prior to Rose's, she was a buyer for Richway Stores of Atlanta, Georgia and for Miller's, Inc. of Knoxville, Tennessee. Ms. Hill earned a B.A. degree from the University of Tennessee, at Knoxville. Her current responsibilities include merchandise presentation as well as merchandise planning and control functions which entail the allocation of monies to purchase merchandise, the control of merchandise inventory levels in stores, and the distribution of merchandise.

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d)  Mr. Robert W. Morgan, Vice-President, Organization
    Development and Associate Relations, is paid a base salary of $85,000. Mr. Morgan worked for Rose's on a part-time basis while attending college and joined the company full-time in 1981. In following years, he held positions as assistant store manager, assistant buyer, buyer for automotives, labor relations manager, senior manager of compensation, senior manager of training, and director of human resources and organization development. Mr. Morgan is a graduate of Wake Forest University, earning a bachelor of arts degree in economics. Mr. Morgan's current responsibilities include management development, associate training, succession planning, and associate relations functions for all store locations.

e) Mr. Howard R. Parge, Zone Vice-President, Operations, is paid a base salary of $144,900. Mr. Parge joined Rose's in 1992, bringing with him over 20 years experience in the retail industry. Prior to joining Rose's, he served as a district manager with Target Stores of Minneapolis, Minnesota. His background also includes serving as senior merchandise manager with J.C. Penney Company. Mr. Parge holds a bachelor's degree in business administration and history from Minot State University. Mr. Parge's current responsibilities include store operations functions for Zone 2, which encompasses the southern tier of stores.

f) Ms. Jeanette R. Peters, Vice-President, Controller, is paid a base salary of $96,700. Ms. Peters joined Rose's in 1983 as manager of financial planning. In subsequent promotions she served as senior manager of financial planning, and senior financial analysis manager. Ms. Peters is a graduate of Virginia Polytechnic Institute with a bachelor of science in accounting. She became a certified public accountant while working for the firm of Peat, Marwick & Mitchell Co. Ms. Peters current responsibilities include accounting and financial reporting and control functions which includes sales and inventory audit, accounts payable, payroll processing, tax, financial analysis, and financial reporting.

g) Mr. A. Len Priode, Vice-President, Information Services, is paid a base salary of $118,700. Mr. Priode rejoined Rose's in 1988 as vice president of information services, having previously worked for Rose's between 1984-85 as director of information services. During his absence from Rose's, he served as operating vice president with Caldor Stores of Norwalk, Connecticut, a division of May Department Stores.
    Mr. Priode holds a degree in business administration from Franklin University in Columbus, Ohio. Mr. Priode's current responsibilities include directing information service operations which includes systems development, systems operations through Rose's data center, and information support


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    services which provide support to information system
    technology both in the stores and in the corporate offices.

h) Mr. D. Carey Pylant, Vice-President, Loss Prevention, is paid a base salary of $118,000. Mr. Pylant joined Rose's in 1993 with over twenty-three years of retail loss prevention experience. He previously held the title of regional asset protection director at Target Stores of Minneapolis, Minnesota before recently joining the Rose's team. Mr. Pylant has also been affiliated with Montgomery Ward Company, Gimbels Midwest and Federated Department Stores.
    He holds an Administration of Justice degree and has served as a staff sergeant in the United States Marine Corp. Mr. Pylant's is responsible for the loss prevention functions in stores and corporate offices which includes merchandise theft detection and apprehension, asset protection program development and communication, and inventory shortage controls.

i) Mr. J. Mike Shuster, Vice-President, Distribution, is paid a base salary of $124,000. Mr. Shuster joined Rose's in 1978 as assistant controller from the certified public accounting firm of Peat, Marwick, & Mitchell Co. Over the last five years, Mr. Shuster has held numerous positions including information systems development manager, controller, vice president and controller. Mr. Shuster, who is also a certified public accountant, is a graduate of the University of North Carolina at Chapel Hill with a bachelor of science degree in business administration. Mr. Shuster directs the on-going merchandise processing and distribution functions which utilize the company distribution center, import warehouse, and fleet of tractors and trailers.

j) Mr. Roger C. Trivette, Vice-President, Construction and Maintenance, is paid a base salary of $83,200. Mr. Trivette came to Rose's in 1983 from Lowes Food Stores of North Wilkesboro, North Carolina where he served as a director of engineering. The former construction and design manager was later named director of store design and construction before being promoted to vice president. Mr. Trivette studied mechanical and electrical engineering, architecture, and machine design at North Carolina University and Forsyth Technical Institute. Mr. Trivette directs the design and construction activities for new and remodeled stores and for the corporate offices. He also directs the maintenance functions and monitors utility expenses in both stores and corporate offices.

k)  Mr. Barry L. Gouge, Vice President, General Merchandise
    Manager, is paid a base salary of $163,000. Mr. Gouge rejoined Rose's in 1992 after an absence of seven years.
    Prior to rejoining Rose's, he served as senior vice president of sales and marketing with McCroy Stores of York,


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    Pennsylvania.  He formerly worked for Rose's from 1976 to
    1984, rising from a position as a store manager to become general merchandise manager for hardlines and home furnishings. Mr. Gouge has a degree in business administration from Brevard Business College of Coco, Florida. Mr. Gouge's current responsibilities include directing the merchandising functions for the hardlines division which includes toys, sporting goods, seasonal goods, electronics, bicycles, and household goods.

l) Ms. Kathy M. Hurley, Vice-President, General Merchandise Manager, is paid a base salary of $150,000. Ms. Hurley came to Rose's in 1992 as vice president and general merchandise manager for the softlines division. She has nearly 24 years experience in the retail industry, and prior to joining Rose's, served in a key management position with Weathervane Stores. Her background also includes management positions at Gold Circle, Montgomery Ward, Service Merchandise, Hecks, and Lane Bryant. Ms. Hurley holds a bachelor's degree from Ohio University. Ms. Hurley currently directs the merchandising functions for the softlines division, including apparel for women, men, boys, girls, and infants, as well as fashion accessories, jewelry, and cosmetics.

m) Ms. Shelia Moffitt, Vice-President Marketing and Advertising, is paid a base salary of $100,000. Ms. Moffitt has over twenty years of experience in the retail industry. Prior to joining Rose's, she served as Vice President, Advertising for Fisher Big Wheel of New Castle, Pennsylvania; Vice President, Sales Promotion, J. Byron's of Miami, Florida; and Vice President of Creative Service for the Main Street Division of Federated Department Stores. Ms. Moffitt attended the Cooper School of Art in Cleveland, Ohio. Currently, she directs the full-range of marketing, advertising, sales promotion, and merchandise co-op activities for the company.

n) Mr. Dan L. Overby, Vice-President, Operations Administration, is paid a base salary of $133,900. Mr. Overby joined Rose's in 1966. He started out as a stockperson in one of the retail stores and worked his way up through the management development program to later manage five different stores. In following years, he served as a district operations and personnel manager, a district manager, zone vice president, and senior vice president of store operations. Mr. Overby's current responsibilities include video rental, food service and in-store photography, as well as the administrative functions for store operations such as budgeting, expense analysis, implementation of information systems and training programs.

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o)  Mr. Bob Sasser, Vice-President, General Merchandise Manager,
    is paid a base salary of $121,000. Mr. Sasser joined Rose's in 1975 as an assistant manager in the company's management training program. He later managed several of the company's stores before transferring into the corporate offices. Over the last five years, Mr. Sasser has held the positions of divisional merchandise manager and general merchandise manager of home furnishings and housewares. He holds a bachelor's degree in marketing from Florida State University in Tallahassee. Mr. Sasser's current duties include merchandising functions for the hardlines division which includes health and beauty aids, housewares, household chemicals, food, domestics, crafts, stationary, and snack merchandise categories.

p) Mr. William E. Triplett, III, Treasurer, is paid a base salary of $82,000. Mr. Triplett first joined Rose's as an internal auditor in 1978. After a brief stint on the internal audit staff at NCNB Corp., Mr. Triplett returned to Rose's as internal audit manager in 1980 and was later promoted to the position of director of internal audit. He was named assistant treasurer of the company in 1987. Mr. Triplett is a graduate of the University of North Carolina at Chapel Hill where he earned a bachelor of science in business administration with a major in accounting. Mr. Triplett directs the cash management, investing, and risk management functions for the company.
    5. In response to the changing retail environment, the Debtor set forth approximately two years ago to return the Debtor to its historical position as a thriving enterprise. The majority of the current officers assumed their current positions during this two year period. The Debtor maintains that retention of this restructured officer group is critical to efforts to reorganize.
    6. The Debtor's primary strategy was to attract talented individuals with the ability to reposition and transform the Debtor. The Board of Directors for the Debtor deliberately initiated this strategy and began implementing this plan in 1991 by hiring George L. Jones, a highly regarded executive in the discount retail industry. During this period of transformation, the


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Debtor's profitability and capitalization was rapidly declining, making it particularly difficult to attract and retain the very executives needed to effect a turnaround of the company.
    7. Under its prepetition officer compensation plan, the Debtor offered its Officers a compensation package comprised of base salary, an annual bonus, a termination agreement and a medical reimbursement plan. Competitive base salaries, however, are the Debtor's primary mechanism for recruiting and retaining talented executives. While the Debtor has a bonus program, the award has been minimal due to the declining profitability of the Debtor. The
Debtor offers stock-based plans to its officers, but the price of stock under the plans has been much higher than the fair market value of the stock, and the prospects for long term appreciation are uncertain. Further, in an effort to control costs, the only perquisite available to all officers is an Officer Medical
Reimbursement plan.
    8. The Debtor has sought to retain the officer compensation package which was adopted by the Debtor prior to the filing of the chapter 11 petition.
    9. The Debtor has sought authorization to continue compensation of the Officers at their prepetition annual base salary as set forth in paragraph 4 of the Debtor's motion.
    10. The Officers have a number of years of experience in the retail industry, are knowledgeable about the operations of the Debtor, and are primary targets for recruitment by competitors.
Because of the importance of their role during reorganization, it


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is critical that the Debtor retain these individuals in their current positions.
    11. In its Motion, the Debtor sought to assume the Termination Agreements currently in place between the Debtor and each of the Officers, a sample copy of which is attached to the Debtor's Motion as Exhibit A.
    12. In its Motion, the Debtor sought authority to retain its Annual Bonus Plan for 1993, a copy of which is attached to the Debtor's Motion as Exhibit B. The Debtor has withdrawn its request for court authorization to retain the Annual Bonus Plan for 1993.
    13. The only perquisite available to all officers is the Debtor's Officer Medical Reimbursement Plan, a copy of which is attached to the Debtor's Motion as Exhibit C. The Debtor has sought to retain this plan. The following officers and their eligible dependents are eligible for the Medical Reimbursement plan:
Chairman of the Board, President and Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, and Treasurer.
    14. Under the Officer Medical Reimbursement Plan, the Debtor will reimburse the covered individual for eligible medical expenses, as allowed under section 213(d) of the Internal Revenue Code, to a maximum of $10,000 or 10% of the officer's base pay as of the first day of the calendar year. In 1992, the average amount reimbursed to officers was less than $3,000 per each officer.
Eligible medical expenses include expenses for medically necessary care which are not covered by Rose's Basic Medical Plan (i.e. the


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deductible, the 20% coinsurance, expenses for preventive care);
dental and vision expenses for medical care; and prescribed drugs.
    15. Negotiated Relocation Costs. In addition to the relocation benefits offered to all associates, candidates for an officer position can negotiate with the Debtor for additional relocation benefits. Pursuant to an offer letter dated May 12, 1993, as amended by memorandum dated July 21, 1993, copies of which are attached to the Debtor's Motion as Exhibit D, the Debtor agreed to pay Mr. Pylant additional relocation benefits. The only benefit remaining to be paid is as follows:

    (i) one payment to the mortgage company for house in Plano, Texas not to exceed $2,400 to be paid in October.
The Debtor has requested authorization to assume the above referenced obligation to Mr. Pylant.
    16. The compensation awarded pursuant to this order is in addition to the standard employee benefits awarded to all Rose's associates.
    17.  Objections to the Motion were filed by the Unsecured
Creditors Committee, the Bank Group, the Senior Noteholders, the
Bank of Tokyo and the Bankruptcy Administrator, and a hearing was held in Raleigh, North Carolina on October 25, 1993. The Bank
Group, the Senior Noteholders, the Bank of Tokyo, and the Bankruptcy Administrator argued that consideration of the assumption of the Termination Agreements should be deferred for approximately sixty days at which time the Debtor will have revealed its comprehensive business plan. Pursuant to an order dated October 29, the court ordered that hearings on the assumption


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of the Termination Agreements be rescheduled in approximately sixty days from the date of the order; now therefore, based on the foregoing findings
    IT IS HEREBY ORDERED as follows:
    1. The Debtor is authorized to compensate its vice-presidents and treasurer at their prepetition base salaries as set forth herein.
    2. The Debtor is authorized to continue coverage of the Officer Medical Reimbursement Plan for its vice-presidents and treasurer.
    3. The Debtor is authorized to pay Mr. Pylant's $2,400 mortgage payment pursuant to the above referenced offer letter dated May 12, 1993, as amended by memorandum dated July 21, 1993.
    4. The compensation awarded pursuant to this Order is in addition to the standard employee benefits awarded to all Rose's associates.
    5. A hearing on the assumption of Termination Agreements shall be held within approximately sixty (60) days from the date of the hearing on the Motion.

Dated: NOV 18 1993

                                           /s/ A THOMAS SMALL
                                           Bankruptcy Judge


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